April 11, 2002

For the past two years HEI has been developing telecommunications solutions recognizing the technical relationship between high frequency wireless communications and high-speed opto-electronic applications. We believe HEI is at the forefront of packaging technology for these applications. HEI has received patent protection for the technology incorporated in its packaging for both wireless communications and opto-electronic products. Our philosophy continues to be that of pursuing these two telecommunications markets (RF and Opto-electronic) concurrently.

A hot topic at the Wireless Design Conference in London, England in May 2002 is MEMS (Micro Electronic Machined Switches). MEMS is the major “next development” as far as base level product technology that HEI is developing. We are working collaboratively with a major University in the development of a MEMS design for which we have applied for patent protection.

Best regards,

Anthony Fant